Exhibit 10.1

6/2/2016

Bryan Christiansen

Sandy, UT

Dear Bryan,

Congratulations! Vivint Solar, Inc., its subsidiaries, or affiliates [collectively referred to as “Vivint Solar”, the “Company” or “we”] is pleased to offer you the position of Chief Innovation and Strategy Officer, which is a full-time, exempt position, reporting to David Bywater and based at our office in (SOL-UT-Lehi) Lehi, UT. In addition to your typical duties as Chief Innovation and Strategy Officer, you may be assigned other duties as needed and these may change from time to time, based on the needs of Vivint Solar and your skills.

ANTICIPATED START DATE

Your anticipated start date is 05/30/2016. This date may be delayed in the event your pre-employment screening results are not received prior to your anticipated start date.

COMPENSATION

You will be paid an annual base salary of $300,000 USD, payable bi-weekly in accordance with our standard payroll practices and subject to all appropriate withholdings.

BENEFITS PROGRAM

You will be eligible to participate, on the same terms and conditions as other full-time Vivint Solar employees, in benefits which may be authorized, revised, changed and adopted from time to time by the Company. Your eligibility to participate in any of the Company benefits is subject to the terms and conditions of those respective plans.

PAID TIME OFF (PTO) AND HOLIDAYS

We currently recognize nine (9) paid holidays each calendar year. A calendar of Company-paid holidays is available through Human Resources. In addition, you are eligible for paid time off in accordance with Company policy.

We recognize the need for employees to take time away from the office to recharge. We also believe in taking personal responsibility for managing our own time, workload and results. To that end, we’ve adopted an Open PTO (Paid Time Off) policy, in which each employee is afforded the flexibility to take time off for any reason as necessary. No time off is accrued, used or deducted when time off is taken. While you are free to determine for yourself how much time you can reasonably spend away from the office, advance notice should be provided of any significant time away from the office and time off may be denied by your supervisor.

ADDITIONAL BENEFITS

MBO Bonus: You will be eligible to participate in the Company's annual bonus program with a target incentive bonus of 50% of your annual salary, earned and determined at the sole discretion of Vivint Solar and based on multiple factors, including, but not limited to, achievement of individual and Company performance objectives. All conditions of the Plan apply, including proration.

A significant purpose of our bonus program is retention, therefore to earn a bonus, you must be an employee on the date Vivint Solar pays such bonus, and you will not earn or be entitled to any pro rata bonus payments if your employment ends for any reason prior to such date.

Equity Award: Following the start date of your employment with the Company, you will be granted a restricted stock unit award with a fair value equal to $450,000 on the effective date of grant (the “RSU Award”) under the Vivint Solar, Inc. 2014 Equity Incentive Plan (the “Equity Plan”) and the equity award agreement pursuant to which it is granted at the sole discretion of the Board of Directors. Each unit will represent the right to receive one share of common stock of the Company upon vesting (subject to applicable tax obligations). The RSU Award will be subject to a vesting schedule to be determined hereafter by the board and based on the Company’s quarterly vesting schedule for such equity awards in accordance with the equity granting guidelines established by the Committee. All vesting will be subject to your continued employment with the Company through applicable vesting dates and you will be required to enter into an award agreement with the Company for each Equity Award.

POLICIES AND EMPLOYMENT CONDITIONS

You agree to review the Company’s employee handbook and agree to thoroughly familiarize yourself with the policies contained in the handbook and other corporate policies of Vivint Solar and to abide by them. Additionally, from time to time, the Company may adopt new policies or make important changes to existing policies and will communicate information about its policies to you by way of electronic mail notification, or other means, and you agree to thoroughly review such policy communications and to abide by them.

EMPLOYMENT AT WILL

Your employment with the Company is for no specific period of time and is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without notice or cause. You will be required to sign the Company’s standard At-Will Employment Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Also, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, and (ii) you are waiving any and all rights to a jury trial. The At-Will Employment Agreement and this offer letter supersede and replace any prior understandings or agreements, whether oral or written, express or implied, related to the subject matter thereof, and are entered into without reliance upon any promise, warranty or representation, written or oral, express or implied, other than those expressly contained therein. Moreover, neither the At-Will Employment Agreement nor the offer letter may not be amended or modified except by a written instrument signed by you and the Chief Executive Officer of Vivint Solar. If any provision of the At-Will Employment

Agreement or this offer letter is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this agreement, which will remain in full force and effect. Unless otherwise expressly provided in the At-Will Employment Agreement, the At-Will Employment Agreement and this offer letter will be construed and interpreted in accordance with the laws of the State of Utah, without reference to the choice of law provisions thereof.

EMPLOYMENT ELIGIBILITY

This offer and your employment are contingent upon the successful completion and satisfactory results of a background check and drug screen, providing appropriate documentation that proves your eligibility to work in the United States, the ability to perform the requirements outlined in the current job description, and successfully completing the pre-employment paperwork and acknowledgments. Failure to consent to and complete the background/drug screening process is likely to cause the Company to withdraw its offer of employment.

We are excited about having you as a part of our (Department). Please indicate your acceptance of this offer electronic signature through our applicant tracking system. Once you have done this you will be contacted by an on-boarding specialist with the next steps in the process to be completed.

If you have any questions, don't hesitate to call your recruiter Shelly Sperling for assistance.

Warm Regards,

          /s/ Tessa White

By:   Tessa White

Title: VP of Human Capital

          Vivint Solar

Accepted and Agreed:

          /s/ Bryan Christiansen

By:    Bryan Christiansen

Date: June 16, 2016